Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Retrophin, Inc. on Form S-3, File No. 333-198648 and Form S-8 File No. 333-200224 of our report dated March 28, 2014 except for the first bullet point appearing in the third paragraph of Note 2 and the December 31, 2013 amounts appearing in the tables in Note 2, as to which the date is March 11, 2015, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern and emphasis of a matter paragraph pertaining to the restatement of the Company’s consolidated financial statements for the year ended December 31, 2013, with respect to our audit of the consolidated financial statements of Retrophin, Inc. and Subsidiary as of December 31, 2013 (restated) and for the year ended December 31, 2013 (restated) and 2012, which report is included in this Annual Report on Form 10-K of Retrophin, Inc. for the year ended December 31, 2014.

/s/ Marcum llp

Marcum llp

New York, NY

March 11, 2015